U.S. SECURITIES AND EXCHANGE COMMISSION
 ________                  Washington, D.C. 20549
|        |
| FORM 5 |         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
|________|
               Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility Holding
 ___              Company Act of 1935 or Section 30(f) of the Investment
|   | Check this box           Company Act of 1940
|___| if no longer subject                            OMB Number:  3235-0362
      to Section 16. Form 4                           Expires:  Sept. 30,1998
      or Form 5 obligations
      may continue. See in-
      struction 1(b).
 ___
|   | Form 3 Holdings Reported
|___|
 ___
| X | Form 4 Transactions Reported
|___|

 ____________________________________________________________________________
|1.Name and Address of|2. Issuer and Ticker|6. Relationship of Reporting     |
|  Reporting Person   |   or Trading Symbol|   Person to Issuer (check all   |
|                     |                    |   applicable)                   |
|                     | ADE Corporation    | (x)Director  ( ) 10% Owner      |
|Koliopoulos, Chris L.| (ADEX)             | ( )Officer*  (x ) Other         |
|_____________________|____________________|  President of Wholly Owned      |              |
|(Last)   (First) (MI)|3. IRS or Social|      Subsidiary                     |
|3480 East Britannia  |   Security     |_____________________________________|
|Suite 110            |   Number of Re-|4.Statement for|7.Individual or      |
|_____________________|   porting Per- |  Month/Year   |  Joint/Group Filing |
|(Street)             |   son (volun.) |               |X-Form filed by One  |
|                     |                | April 30, 2000|  Reporting Person   |
|                     |                |_______________|_-Form filed by      |
|Tucson, AZ 87506     |                |5.If Amendment,|  More than One      |
|_____________________|                |  Date of Ori- |  Reporting Person   |
|(City) (State) (Zip) |                |  ginal        |                     |
|_____________________|________________|_______________|_____________________|
|                     | TABLE I - Non-Derivative Securities Acquired,        |
|                     |           Disposed of, or Beneficially Owned         |
|_____________________|______________________________________________________|
|            |        |        |                 |         |        |        |
|1.Title of  |2.Trans-|3.Trans.|4.Securities     |5.Amount |6.Owner-|7.Nature|
|  Security  |  action|  action|  Acquired (A) or|of Secu- | ship   |  of In-|
|  (Instr. 3)|  Date  |  Code  |  Disposed of (D)|rities   | form:  |  direct|
|            | (Month/| (Instr.|  (Instr. 3, 4   |Benefi-  | Direct |  Bene- |
|            |  Day/  |  8)    |   and 5)        |cially   | (D) or |  ficial|
|            |  Year) |________|_________________|Owned at | Indi-  |  Owner-|
|            |        |        |      |(A)|      |end of   | rect   |  ship  |
|            |        |  Code  |Amount|or | Price|Issuer's | (I)    | (Instr.|
|            |        |        |      |(D)|      |Fiscal   |        |  4)    |
|            |        |        |      |   |      |Year     |        |        |
|____________|________|________|______|___|______|_________|________|________|
|            |        |        |      |   |      |         |        |        |
|Common      |        |        |      |   |      |         |        |        |
|Stock       |4/6/00  |    S   |31,500| D |$21.00|         | D      |        |
|____________|________|________|______|___|______|_________|________|________|
|Common      |        |        |      |   |      |         |        |        |
|Stock       |4/7/00  |    S   |18,500| D |$21.00|1,091,000| D      |        |
|____________|________|________|______|___|______|_________|________|________|

*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v)                                          SEC 2270 (7-96)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)

 _________________________________________________________________________
|1.Title of Deri- |2.Con-   |3.Trans-|4.Trans-|5.Number of  |6.Date Exer- |
|  vative Security|  version|  action|  action|  Derivative |  cisable    |
|  (Instr. 3)     |  or Ex- |  Date  |  Code  |  Securities |  and Expir- |
|                 |  ercise | (Month/|  (Inst.|  Acquired   |  ation Date |
|                 |  Price  |  Day/  |    8)  |  (A) or Dis-|  mo/day/yr  |
|                 |  of     |  Year) |        |  posed of   |_____________|
|                 |  Deri-  |        |        |  (D) (Instr.| Date | Expi-|
|                 |  vative |        |        |  3, 4 and 5)| Exer-| ra-  |
|                 |  Secu-  |        |        |_____________| cis- | tion |
|                 |  rity   |        |        |      |      | able | Date |
|                 |         |        |        | (A)  | (D)  |      |      |
|_________________|_________|________|________|______|______|______|______|
|                 |         |        |        |      |      |      |      |
|                 |         |        |        |      |      |      |      |
|                 |         |        |        |      |      |      |      |
|_________________|_________|________|________|______|______|______|______|
|                 |         |        |        |      |      |      |      |
|                 |         |        |        |      |      |      |      |
|_________________|_________|________|________|______|______|______|______|
|                 |         |        |        |      |      |      |      |
|                 |         |        |        |      |      |      |      |
|_________________|_________|________|________|______|______|______|______|

Continuation of Table II.

            ______________________________________________________________
           |7. Title and Amount|8. Price|9. Number|10. Owner- |11. Nature |
           |   of Underlying   |   of   |   of De-|    ship   |    of In- |
           |   Securities      |   Deri-|   riva- |    Form of|    direct |
           |   (Instr. 3 and 4)|  vative|   tive  |    Deriv. |    Bene-  |
           |                   |   Secu-|   Secu- |    ative  |    ficial |
           |___________________|   rity |   rities|    Securi-|    Owner- |
           |           | Amount|  (Inst.|   Bene. |    ty: Di-|    ship   |
           |           | or    |   5)   |   Owned |    rect(D)|    (Instr.|
           |   Title   | Number|        |   at End|    or In- |    4)     |
           |           | of    |        |   of    |    direct |           |
           |           | Shares|        |   Year  |    (I)    |           |
           |___________|_______|________|_________|___________|___________|
           |           |       |        |         |           |           |
           |           |       |        |         |           |           |
           |           |       |        |         |           |           |
           |___________|_______|________|_________|___________|___________|
           |           |       |        |         |           |           |
           |           |       |        |         |           |           |
           |___________|_______|________|_________|___________|___________|
           |           |       |        |         |           |           |
           |           |       |        |         |           |           |
           |___________|_______|________|_________|___________|___________|

Explanation of Responses:





                                        /s/ Chris L. Koliopoulos    6/14/2000
                                        __________________________  ________
                                        **Signature of Reporting      Date
                                          Person
**Intentional misstatements or omissions
  of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                       Page 2
                                                               SEC 2270 (7-96)